The Tax-Exempt Bond Fund of America

January 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$122,678
Class B	$78
Class C	$4,361
Class F1	$24,991
Class F2	$18,195
Total	$170,303
Class R-6	$5,067
Total	$5,067

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2111
Class B	$0.1624
Class C	$0.1594
Class F1	$0.2028
Class F2	$0.2200
Class R-6	$0.2270

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	603,050
Class B	397
Class C	28,723
Class F1	127,787
Class F2	92,728
Total	852,685
Class R-6	24,088
Total	24,088

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.18
Class B	$13.18
Class C	$13.18
Class F1	$13.18
Class F2	$13.18
Class R-6	$13.18